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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 23, 1996, except for Note 14, as to which the date is July 15, 1996, in the Registration Statement (Form S-1) and related Prospectus of CONNECT, Inc. for the registration of 3,162,500 shares of its common stock.

  Our audits also included the financial statement schedule of CONNECT, Inc. listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

San Jose, California
July 19, 1996